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                                           EXHIBIT 23.6

         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and the related prospectus of Wyndham International, Inc. to be filed with the Securities and Exchange Commission on or about June 30, 1999 for the registration of 20,000,000 shares of common stock of Wyndham International, Inc., of our report dated January 23, 1998, on our audit of the financial statements of Royal Palace Hotel Associates, as of December 31, 1996, and 1997 and for each of the two years in the period ended December 31, 1997 included in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated June 2, 1998.

                                    /s/ PriceWaterhouseCoopers
                                    PRICEWATERHOUSECOOPERS

Tampa, Florida
June 30, 1999